Exhibit 23.4

Consent Form

We are a qualified law firm and lawyers in the People’s Republic of China (“PRC”), and we have been engaged by Cre8 (Greater China）Limited, a company incorporated in the Hong Kong (the “Company”), to advise on certain legal matters related to the PRC laws and regulations.

We hereby consent to the use of this consent as an exhibit to the Registration Statement on Form F-1, as amended (the “Registration Statement”), to be filed with the U.S. Securities and Exchange Commission. We further consent to the use of our name and to all references made to us in the Registration Statement, reply to the U.S. Securities and Exchange Commission and in the prospectus forming a part thereof.

/s/ Guangdong Wesley Law Firm

Guangdong Wesley Law Firm

Date:2024/08/19